CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 15, 2005, except with respect to the matters discussed in Note 17, as to which the date is November 1, 2005, relating to the consolidated financial statements and consolidated financial statement schedule of DrugMax, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs concerning (i) uncertainty regarding the Company’s ability to continue as a going concern and (ii) the changes in the methods of accounting for negative goodwill, goodwill and other intangible assets to conform to Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
November 1, 2005